Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC.

ANNOUNCES STOCK OPTION EXCHANGE PROGRAM

FOR ELIGIBLE EMPLOYEES

ENGLEWOOD, COLO. (November 18, 2003) - CSG Systems International, Inc., (NASDAQ: CSGS), announced that it has today begun a voluntary stock option exchange program for eligible CSG employees.

“Our employees are critical in helping CSG achieve its financial and strategic objectives,” Neal Hansen, chairman and chief executive officer, said. “Our Board of Directors and its Compensation Committee, composed of independent directors, believes that our shareholders’ interests are best served if we do everything possible to recognize, retain and reward this vitally important group.

“Earlier this quarter, we announced a significant cost reduction program, that not only eliminated jobs but also included salary freezes, increased health insurance costs and a restructured compensation program for employees,” Hansen added. “In addition, the majority of our employees’ previously issued stock options have exercise prices significantly above the current market price for CSG’s shares, providing little, if any, retention value. The purpose of this employee stock option exchange program is to provide a financial incentive for our employees to help us execute on our business plan and continue to provide high quality products and services to the telecommunications industry.”

The program gives CSG employees holding eligible stock options the opportunity to voluntarily surrender unexercised vested and unvested stock options previously granted to them in exchange for shares of restricted stock of CSG. The restricted stock is expected to be issued on December 18, 2003 and will vest ratably over a three-year period. The number of shares of restricted stock granted will be determined by exchange ratios based on the exercise prices of the exchanged options and will range from a 1:1.5 ratio to a 1:5 ratio.

The Black-Scholes valuation model was used in the determination of the exchange ratios for the program. If all eligible employees participate in the program, stock options covering approximately 3.9 million shares will be surrendered and approximately 1.3 million shares of restricted stock will be issued.

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CSG Systems International, Inc.

November 18, 2003

CSG currently accounts for its stock-based compensation awards using the intrinsic value method in accordance with Accounting Principles Board (“APB”) No. 25 and related interpretations. However, CSG is currently evaluating the possibility of adopting the fair value method of accounting for stock-based compensation awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 using the prospective adoption method as outlined in SFAS 148. Under either accounting method, CSG will recognize compensation expense related to the exchange of the stock options for the restricted stock over the three-year vesting period of the restricted stock.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its existing contract with Comcast, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. Further, should Comcast terminate the Master Subscriber Agreement unilaterally and only be liable to CSG for contract damages in the amount of $44 million, it would have a material adverse impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; 10) should CSG’s lenders demand payment of the entire outstanding loan balance on its existing credit facility as a result of CSG being in default of its credit agreement, and should CSG be unable to secure alternative sources of funding, CSG would be unable to repay the entire outstanding loan balance and fund ongoing operations; and 11) CSG’s ability to implement a cost reduction program, with a risk of material restructuring charges, that achieves the expected savings over the next five quarters while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.